EXHIBIT 5.1.1


AMEREN CORPORATION                                      One Ameren Plaza
                                                        1901 Chouteau Avenue
STEVEN R. SULLIVAN                                      P.O. Box 66149, MC 1300
Senior Vice President                                   St. Louis, MO 63166-6149
Governmental/Regulatory Policy,                         314.554.2098
General Counsel & Secretary                             314.554.4014 fax


                                         July 7, 2004


Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

     I am Senior Vice President Governmental/Regulatory Policy, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the "Company"). The Company, Ameren Capital Trust I and Ameren Capital Trust II filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (Registration Statement Nos. 333-114274, 333-114274-01 and 333-114274-02) ("Registration Statement"), under the Securities Act of 1933, as amended ("Securities Act"), with respect to up to $2,000,000,000 maximum aggregate offering price of securities, which was declared effective by the Commission on June 4, 2004. On July 7, 2004 the Company issued and sold 10,925,000 shares of its Common Stock, $.01 par value (the "Common Stock"), and the preferred share purchase rights (the "Rights") attached thereto (the Common Stock and the Rights herein collectively referred to as the "Shares").

     In connection with the issuance and sale of the Shares by the Company, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement, (including the exhibits thereto), the Restated Articles of Incorporation and By-laws of the Company as in effect on the date hereof, a specimen of the Shares, corporate and other documents, records and papers and certificates of public officials. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies and the correctness of all statements of fact contained in such original documents.

     On the basis of such review, I am of the opinion that the Common Stock has been duly authorized, validly issued, fully paid and nonassessable and the related Rights have been validly issued subject to the terms of the Rights Agreement, dated as of October 9, 1998 ("Rights Agreement"), between the Company and the EquiServe Trust Company, N.A., as Rights Agent.

     The opinion set forth above with respect to the Rights is limited to the valid issuance of the Rights under the corporation laws of the State of Missouri. In this connection, I have not been asked to express, and accordingly do not express, any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provision of the Rights Agreement.

     I am a member of the State Bar of Missouri and this opinion is limited to the laws of the State of Missouri and the federal laws of the United States insofar as they bear on the matters covered hereby.

     I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ Steven R. Sullivan